Exhibit 99.1

August 12, 2009

Contact:  Emily Madison
(713) 975-7600

MAXXAM REPORTS RESULTS FOR SECOND QUARTER 2009 AND FIRST HALF OF 2009

HOUSTON, Texas (August 12, 2009) - MAXXAM Inc. (NYSE Amex: MXM) reported a net loss of $10.2 million, or $2.24 per share loss for the second quarter of 2009, compared to a net loss of $12.7 million, or $2.78 per share loss, for the same period of 2008.  Consolidated sales for the three months ended June 30, 2009 were $18.6 million as compared to $23.3 million for the same period in 2008.  The $4.7 million decline is primarily attributable to non-recurring lumber sales in 2008 (that generated revenues of $2.9 million), and the absence of any sales of real estate properties at any of the Company’s real estate developments in 2009 (there were two real estate property sales in the three months ended June 30, 2008 that generated revenues of $1.5 million).

Operating losses were $2.0 million in the second quarter of 2009, as compared to $5.1 million for the same period of 2008, and include net insurance recoveries of approximately $3.1 million related to damage at Sam Houston Race Park caused by Hurricane Ike and a $0.9 million charge for additional defense costs related to the Wilson actions, partially offset by cost reduction initiatives.  Operating results for the three months ended June 30, 2009 also include a $0.5 million expense related to stock-based compensation, as compared to a benefit of $3.4 million in the second quarter of 2008, resulting from fluctuations in the quoted market price of the Company’s Common Stock.

For the first six months of 2009, MAXXAM reported a net loss of $22.7 million, or $4.98 per share loss, compared to a net loss of $26.6 million, or $5.50 per share loss, for the same period of 2008.  Consolidated sales for the six months ended June 30, 2009, were $34.3 million, as compared to $45.0 million for the same period in 2008, reflecting no real estate property sales transactions in 2009 (compared to three real estate property sales that generated sales of $2.1 million for the first six months of 2008), the impacts of Hurricane Ike, which led to the cancellation of live racing that was scheduled in the first quarter of 2009 at Sam Houston Race Park, and non-recurring lumber sales in 2008.  The Company’s net loss for the three and six months ended June 30, 2009 also reflects an aggregate $4.1 million impairment charge related to the Company’s investment in a California real estate venture.

REAL ESTATE OPERATIONS

Real estate sales, which include the Company’s commercial lease properties and resort operations, for the three months ended June 30, 2009 were $7.4 million, as compared $9.7 million in the prior year period.  The low level of sales activity that has continued into 2009 reflects general economic recessions in Puerto Rico and in the United States.

Operating results for real estate operations improved from a loss of $1.7 million for the three months ended June 30, 2008 to operating income of $0.2 million for the three months ended June 30, 2009.  This overall $1.9 million improvement reflects the impact of cost reduction initiatives, among other things.

RACING OPERATIONS

Total sales for racing operations for the second quarter of 2009 were $11.2 million, as compared to $10.7 million in the prior year period. The $0.5 million increase was the result of additional live racing and increased sponsorship revenues, offset by lower overall wagering levels.  Operating results for racing operations improved from a loss of $2.7 million for the three months ended June 30, 2008 to operating income of $0.5 million for the three months ended June 30, 2009, primarily reflecting recoveries from insurers for property damages and business interruption losses of $3.1 million.

CORPORATE AND OTHER

The Corporate segment’s operating losses represent general and administrative expenses that are not specifically attributable to the Company’s operating segments and include stock-based compensation expense.  The Corporate segment’s total operating losses were $2.7 million in the second quarter of 2009, as compared to $0.2 million for the same period of 2008.  This overall $2.5 million decline reflects stock-based compensation expense of $0.5 million for the three months ended June 30, 2009 as compared to a benefit of $3.4 million for the three months ended June 30, 2008.

OTHER MATTERS

Prior to the issuance of this press release, MAXXAM filed its second quarter report on Form 10-Q with the Securities and Exchange Commission.  The Notes to Financial Statements and other sections of the Form 10-Q discuss, among other things, factors impacting the Company’s liquidity and the status of material uncertainties related to the Palco Bankruptcy Cases.

Factors Impacting the Company’s Liquidity

The Company’s two operating segments incurred operating losses in 2007 and 2008 and weak real estate market conditions have continued into the first half of 2009.   In 2005 and 2006, the Company’s real estate operations realized substantial revenues related to sales at the Company’s Fountain Hills (located near Phoenix, Arizona), Mirada (located in California) and Palmas (located in Puerto Rico) real estate developments.  Commencing in 2007 and continuing through 2008 and into 2009, there have been significant declines in real estate demand in areas where the Company operates, due primarily to general economic recessions in Puerto Rico and in the United States.  The economic recession has particularly affected the Company’s real estate business as its real estate developments are predominately second home or seasonal home communities and it will likely take longer for these markets to recover.  The Company has had no real estate sales since June 2008 and the Company anticipates demand for its real estate will continue to be adversely affected for some time.  There has also been a steady decline in resort revenues at the Company’s Palmas development (located in Puerto Rico) attributable to lower member spending and a high member attrition rate, reflecting the impact of the economic recession in Puerto Rico.  In addition, the Company has material uncertainties as a result of the Palco Bankruptcy Cases (discussed below).  The unaudited condensed consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.  The Company believes that its cash and other resources will be sufficient to fund its working capital requirements for the next twelve months.  Nonetheless, it has implemented cost reduction initiatives and is continuing efforts to reduce overhead and discretionary spending as appropriate.  Additionally, the Company is attempting to enhance its liquidity through the monetization of certain assets and/or third party financing.

Palco Bankruptcy and Potential Impact on the Company

In January 2007,  the Company’s wholly owned subsidiary, The Pacific Lumber Company (Palco) and Palco’s subsidiaries (the Debtors) filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code.  As a result, the Company deconsolidated the Debtors’ financial results beginning January 19, 2007, and began reporting its investment in the Debtors using the cost method.

On July 30, 2008, the MRC/Marathon Plan, a plan of reorganization filed by Palco’s principal creditor and a third party and approved by the Bankruptcy Court, was consummated.  Consummation of the MRC/Marathon Plan resulted in the loss entirely of the Company’s indirect equity interests in Palco and its subsidiaries, including Scotia Pacific Company LLC (Scopac); however, various parties have appealed approval of the MRC/Marathon Plan to the Fifth Circuit.  As a result of uncertainties surrounding the appeal, the Company has not reversed any portion of its investment in the Debtors.  If the MRC/Marathon Plan is upheld by the Fifth Circuit, the Company expects it will reverse all or a significant portion of its investment in the Debtors during the period in which the Fifth Circuit renders its decision.  The reversal of the Company’s losses in excess of its investment in the Debtors would have a material impact on stockholders’ deficit (i.e. would result in a $484.2 million increase to stockholders’ equity).  If the Fifth Circuit overturns the MRC/Marathon Plan or renders an inconclusive decision, the Company will re-evaluate its position based on the facts and circumstances at that time.  The Company cannot predict when the Fifth Circuit will rule or what its decision will be.

The ultimate resolution of the Debtors’ bankruptcy cases could result in claims against and could have adverse impacts on MAXXAM and its affiliates, including MAXXAM Group Inc., Palco’s parent (MGI).  It is possible that the MRC/Marathon Plan could be overturned and unwound as a result of the appeal pending before the Fifth Circuit.  If that occurs, the Company would be required to return the $2.25 million of cash consideration it received when the MRC/Marathon Plan was consummated, MGI would be obligated for certain tax liabilities and the assumption of Palco’s pension plan by a third party would no longer be effective, among other things.  The estimated unfunded termination obligation attributable to Palco’s pension plan as of December 31, 2008, was approximately $35.0 million based upon annuity placement interest rate assumptions as of such date.

In addition to the foregoing matters, the consummation of the MRC/Marathon Plan (or an alternate plan of reorganization filed by Scopac’s principal creditor group, in the event the MRC/Marathon Plan is overturned upon appeal) is expected to result in the utilization of a substantial portion of the Company’s net operating losses and other tax attributes for federal income tax purposes.  Moreover, the MRC/Marathon Plan (and the alternate plan) provides for litigation trusts, which could bring claims against the Company and certain of its affiliates.

Common Stock Purchases

As previously announced in prior earnings statements and disclosed in public filings, MAXXAM may from time to time purchase shares of its Common Stock on national exchanges or in privately negotiated transactions.

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that due to various factors, actual results may vary materially from those expressed or implied in the forward-looking statements.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)

Sales:
Real estate	$7.4	$9.7	$14.8	$18.6
Racing	11.2	10.7	19.5	23.5
Corporate	-	2.9	-	2.9
	18.6	23.3	34.3	45.0

Cost and expenses:
Cost of sales and operations:
Real estate	3.3	5.0	6.5	9.2
Racing	10.8	10.7	19.3	21.7
Corporate	-	4.1	-	4.1
Selling, general and administrative expenses	7.1	5.5	14.2	16.3
Depreciation, depletion and amortization	2.5	3.1	5.0	5.9
Proceeds on involuntary conversion and net insurance recoveries	(3.1)	-	(4.5)	-
Settlement of Wilson actions	-	-	4.0	-
	20.6	28.4	44.5	57.2

Operating income (loss):
Real estate	0.2	(1.7)	0.3	(2.9)
Racing	0.5	(2.7)	(0.2)	(3.5)
Corporate	(2.7)	(0.2)	(10.3)	(4.8)
Forest products	-	(0.5)	-	(1.0)
	(2.0)	(5.1)	(10.2)	(12.2)

Other income (expense):
Investment, interest and other income (expense), net	(4.0)	(3.2)	(4.2)	(5.8)
Interest expense	(4.0)	(4.0)	(7.9)	(8.1)
Amortization of deferred financing costs	(0.1)	(0.2)	(0.3)	(0.3)
Loss before income taxes	(10.1)	(12.5)	(22.6)	(26.4)
Provision for income taxes	(0.1)	(0.2)	(0.1)	(0.2)
Net loss	$(10.2)	$(12.7)	$(22.7)	$(26.6)

Basic net loss per common and common equivalent share	$(2.24)	$(2.78)	$(4.98)	$(5.50)

Diluted net loss per common and common equivalent share	$(2.24)	$(2.78)	$(4.98)	$(5.50)

Weighted average shares outstanding - Basic and Diluted	4,559,637	4,561,237	4,559,637	4,836,984